UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 5)

ATS CORPORATION

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

00211E104

(CUSIP Number)

Mark L. Claster Carl Marks & Co. Inc. 900 Third Avenue 33rd Floor New York, New York 10022 (212) 909-8400

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 17, 2009

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13D-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
(ENTITIES ONLY)

Carl Marks & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
500,002

8	SHARED VOTING POWER
2,805,293

9	SOLE DISPOSITIVE POWER
500,002

10	SHARED DISPOSITIVE POWER
2,805,293

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,305,295

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.64%

14	TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

BIC Partners

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
WC, AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
100,000

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
100,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
100,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.44%

14	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Mark L. Claster

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
526,249

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
526,249

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
526,249

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.33%

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Andrew M. Boas

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
661,796

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
661,796

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
661,796

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.93%

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Carol A. Boas

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
60,862

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
60,862

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60,862

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.27%

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Katherine Boas Trust of 2001

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
60,862

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
60,862

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60,862

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.27%

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Benjamin W. Boas Grantor 2006 Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
60,862

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
60,862

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60,862

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.27%

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Esther E. Boas Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
60,862

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
60,862

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60,862

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.27%

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Hallie Boas Trust of 2007

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
60,862

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
60,862

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60,862

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.27%

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Rebecca Boas Trust of 2008

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
60,862

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
60,862

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60,862

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.27%

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Jessie Rachel Boas Trust of 2008

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
60,862

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
60,862

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60,862

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.27%

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Samuel Robert Boas Trust of 2008

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
60,862

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
60,862

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
60,862

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.27%

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Daniel C. Claster Grantor Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
100,000

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
100,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
100,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.44%

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Matthew L. Claster Trust of 2004

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
100,000

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
100,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
100,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.44%

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Bari Claster Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
OO; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
100,000

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
100,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
100,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.44%

14	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Carolyn G. Marks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
182,588

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
182,588

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
182,588

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.81%

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Linda Katz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
182,588

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
182,588

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
182,588

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.81%

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Constance A. Marks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
182,588

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
182,588

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
182,588

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.81%

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 00211E104

1	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Nancy A. Marks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☒

3	SEC USE ONLY

4	SOURCE OF FUNDS*
PF; AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7	SOLE VOTING POWER
0

8	SHARED VOTING POWER
182,588

9	SOLE DISPOSITIVE POWER
0

10	SHARED DISPOSITIVE POWER
182,588

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
182,588

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
.81%

14	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Preliminary Note

This Combined Statement is being filed on behalf of Carl Marks & Co. Inc. and the Non-CMCO Reporting Persons named herein. Each of the Reporting Persons states that he, she or it, as the case may be, is included in this Schedule 13D solely for the purpose of presenting information with respect to his, her or its ownership of the Common Stock and disclaims any knowledge, except as expressly set forth herein, as to any statement made herein on behalf of any other Reporting Person. Each of Carl Marks & Co. Inc. and the Non-CMCO Reporting Persons named herein disclaims any beneficial ownership of Common Stock owned by the other Reporting Persons. Carl Marks & Co. Inc. and the Non-CMCO Reporting Persons named herein have filed this Schedule 13D as Reporting Persons in the event they are collectively deemed to be a “group” within the meaning of Section 13(g)(3) of the Securities Exchange Act of 1934, as amended.

ITEM 1.	SECURITY AND ISSUER

This Amendment No. 5 (“Amendment No. 5”) to the statement on Schedule 13D (“Schedule 13D”) amends the Schedule 13D, as amended, filed on November 3, 2008 by Carl Marks & Co., Inc., a New York corporation (the “CMCO Reporting Person”) relating to the shares of common stock, 0.0001 par value (the “Common Stock”) of ATS Corporation, a Delaware corporation (the “Issuer”). All defined terms refer to terms defined herein or in the Schedule 13D, as amended.

ITEM 2.	IDENTITY AND BACKGROUND

(a) This Amendment No. 5 is being filed by the CMCO Reporting Person and each of the other reporting persons (“Non-CMCO Reporting Persons”): BIC Partners; Andrew M. Boas; Mark L. Claster; Carol A. Boas; Katherine Boas Trust of 2001; Benjamin W. Boas Grantor 2006 Trust; Esther E. Boas Trust; Hallie Boas Trust of 2007; Rebecca Boas Trust of 2008; Jessie Rachel Boas Trust of 2008; Samuel Robert Boas Trust of 2008; Daniel C. Claster Grantor Trust; Matthew L. Claster Trust of 2004; Bari Claster Trust; Carolyn G. Marks; Linda Katz; Constance A. Marks and Nancy A. Marks. The CMCO Reporting Person and the Non-CMCO Reporting Persons are collectively referred to herein as the “Reporting Persons.”

(b) The address of the principal business of the CMCO Reporting Person and each Non-CMCO Reporting Person is: c/o Carl Marks & Co. Inc., 900 Third Avenue, 33rd Floor, New York, New York 10022.

(c) The principal business of the CMCO Reporting Persons is investing. The principal business of each trust that is a Non-CMCO Reporting Person is investing. The principal business of BIC Partners is investing. The principal business of Andrew M. Boas and Mark L. Claster is investing. The principal business of each other individual that is a Non-CMCO Reporting Person is a homemaker. The executive officers of the CMCO Reporting Person are: Mark L. Claster - President; Robert A. Davidoff - Vice President; and Robert A. Speer - Chief Financial Officer and Secretary. The directors of the CMCO Reporting Person are: Nancy A. Marks; Andrew M. Boas; Mark L. Claster; Ernest Rubenstein; Robert A. Speer; Carleton A. Holstrom; Martin D. Payson and Joseph S. Steinberg. The general partners of BIC Partners are Mark L. Claster, Mark Levy, Martin Bernard, Peter Feldman, Bert Karlin, Andrew Harman and Jeffrey Hirsch. Richard S. Boas is the trustee of the Katherine Boas Trust of 2001, the Benjamin W. Boas Grantor 2006 Trust and the Esther E. Boas Trust. Andrew M. Boas and Carol Boas are the trustees of the Hallie Boas Trust of 2007, the Rebecca Boas Trust of 2008, the Jessie Rachel Boas Trust of 2008, and the Samuel Robert Boas Trust of 2008. Mark L Claster and Susan Claster are the trustees of the Daniel C. Claster Trust, Matthew L. Claster Trust 2004 and the Bari Claster Trust.

(d), (e) CMCO Reporting Person and each Non-CMCO Reporting Person has not, during the last five years, been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

(f) CMCO Reporting Person is a New York corporation. BIC Partners is a New York general partnership. Each trust that is a Non-CMCO Reporting Person is domiciled in New York or Connecticut. Each individual that is a Non-CMCO Reporting Person is a United States citizen.

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

On December 19, 2008, each of Mark L. Claster and Andrew M. Boas purchased 73,572 shares of Common Stock for $78,772.04.

On March 17, 2009, each of Mark L. Claster and Andrew M. Boas purchased 109,224 shares of Common Stock for $144,175.68.

The funds used for the acquisition of the shares of Common Stock came from personal funds of Messrs. Claster and Boas. No borrowed funds were used by them to acquire their shares of Common Stock.

ITEM 4.	PURPOSE OF TRANSACTION

The Common Stock held by the CMCO Reporting Person and Non-CMCO Reporting Persons were acquired for, and are being held for, investment purposes only. The acquisitions of the shares were made in the ordinary course of CMCO Reporting Person’s business and the ordinary investing activities of the Non-CMCO Reporting Persons.

CMCO Reporting Person has entered into an agreement dated December 15, 2008 (“Agreement”) with each Non-CMCO Reporting Person pursuant to which each Non-CMCO Reporting Person (a) agrees not to sell or transfer shares of Common Stock (currently owned and acquired in the future) without the consent of the CMCO Reporting Person; and (b) grants to CMCO Reporting Person a proxy to vote its or his or her shares of Common Stock. The Agreement was filed as Exhibit 2 to Amendment No. 4 to this Schedule 13D. Shares of Common Stock acquired after the date of the Agreement are subject to the terms and provisions of the Agreement.

The Reporting Persons have acquired their shares of Common Stock of the Issuer for investment. Except as set forth herein, the Reporting Persons have no plans or proposals as of the date of this Amendment No. 5 that would relate to or would result in any action enumerated in Item 4(a) through (j) of Schedule 13D.

The Reporting Persons currently hold their shares for investment purposes. However, the Reporting Persons intend to closely monitor the Issuer’s performance and may modify their plans in the future. The Reporting Persons reserve their right to contact members of the Issuer’s board of directors or management from time to time to discuss shareholder concerns. The Reporting Persons reserve their right to communicate with other. shareholders, industry participants and other interested parties concerning the Issuer.

ITEM 5	INTEREST IN SECURITIES OF THE ISSUER

(a), (b) As of the date hereof, the CMCO Reporting Person owns 500,002 shares of Common Stock, representing 2.21% of the Common Stock outstanding and deemed to be outstanding based upon the Issuer’s proxy statement dated March 24, 2009 on file with the Securities and Exchange Commission.

As of the date hereof, the Non-CMCO Reporting Persons own 2,805,293 shares of Common Stock, representing 12.43% of the Common Stock outstanding, as follows:

Name of Non-CMCO Reporting Person	Number of Shares Owned	%
BIC Partners	100,000.44
Andrew M. Boas	661,796	2.93
Mark L. Claster	526,249	2.33
Carol A. Boas	60,862.27
Katherine Boas Trust of 2001	60,862.27
Benjamin W. Boas Grantor 2006 Trust	60,862.27
Esther E. Boas Trust	60,862.27
Hallie Boas Trust of 2007	60,862.27
Rebecca Boas Trust of 2008	60,862.27
Jessie Rachel Boas Trust of 2008	60,862.27
Samuel Robert Boas Trust of 2008	60,862.27
Daniel C. Claster Grantor Trust	100,000.44
Matthew L. Claster Trust 2004	100,000.44
Bari Claster Trust	100,000.44
Carolyn G. Marks	182,588.81
Linda Katz	182,588.81
Constance A. Marks	182,588.81
Nancy A. Marks	182,588.81

The CMCO Reporting Person has the sole power to vote and dispose of the Shares owned by it. The CMCO Reporting Person has the shared power to vote and dispose of the Shares owned by the Non-CMCO Reporting Persons. Each Reporting Person disclaims beneficial ownership of the shares owned by the other Reporting Persons.

(c) On December 19, 2008, each of Mark L. Claster and Andrew M. Boas purchased 73,572 shares for $78,772.04.

On March 17, 2009, each of Mark L. Claster and Andrew M. Boas purchased 109,224 shares for $144,175.68.

(d) No person other than the Reporting Persons are known to have the right to receive, or the power to direct the receipt of, dividends from, or proceeds from the sale of, the Shares reported in this Schedule 13D.

(e) Not applicable.

ITEM 6	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER.

Except for the matters described herein, including Item 4, neither the Reporting Persons nor, to the best knowledge of the Reporting Persons, any other person has any contract, arrangement, understanding or relationship with any person with respect to the shares of Common Stock of the Issuer owned by the Reporting Persons.

ITEM 7	MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 1 - Joint Filing Agreement dated April 23, 2009, among Reporting Persons.

SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 23, 2009	CARL MARKS & CO. INC.
	By:	/s/ Mark L. Claster

Mark L. Claster, President

BIC PARTNERS

	By:	/s/ Mark L. Claster

Name: Mark L. Claster
Title: General Partner

/s/ Andrew M. Boas

ANDREW M. BOAS

/s/ Mark L. Claster

MARK L. CLASTER

/s/ Carol A. Boas

CAROL A. BOAS

KATHERINE BOAS TRUST OF 2001

	By:	/s/ Richard S. Boas

Name: Richard S. Boas
Title: Trustee

BENJAMIN W. BOAS GRANTOR 2006 TRUST

	By:	/s/ Richard S. Boas

Name: Richard S. Boas
Title: Trustee

ESTHER E. BOAS TRUST

By:	/s/ Richard S. Boas

Name: Richard S. Boas
Title: Trustee

HALLIE BOAS TRUST OF 2007

By:	/s/ Andrew M. Boas

Name: Andrew M. Boas
Title: Trustee

REBECCA BOAS TRUST OF 2008

By:	/s/ Andrew M. Boas

Name: Andrew M. Boas
Title: Trustee

JESSIE RACHEL BOAS TRUST OF 2008

By:	/s/ Andrew M. Boas

Name: Andrew M. Boas
Title: Trustee

SAMUEL ROBERT BOAS TRUST OF 2008

By:	/s/ Andrew M. Boas

Name: Andrew M. Boas
Title: Trustee

DANIEL C. CLASTER GRANTOR TRUST

By:	/s/ Mark L. Claster

Name: Mark L. Claster
Title: Trustee

MATTHEW L. CLASTER TRUST 2008

By:	/s/ Mark L. Claster

Name: Mark L. Claster
Title: Trustee

BARI CLASTER TRUST

By:	/s/ Mark L. Claster

Name: Mark L. Claster
Title: Trustee

/s/ Carolyn G. Marks

CAROLYN G. MARKS

/s/ Linda Katz

LINDA KATZ

/s/ Constance A. Marks

CONSTANCE A. MARKS

/s/ Nancy A. Marks

NANCY A. MARKS

EXHIBIT 1 - JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1), we, the undersigned hereby express our agreement that the Schedule 13D for ATS Corporation is filed on behalf of each of us. This agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Dated: April 23, 2009	CARL MARKS & CO. INC.

	By:	/s/ Mark L. Claster

Mark L. Claster, President

BIC PARTNERS

	By:	/s/ Mark L. Claster

Name: Mark L. Claster
Title: General Partner

/s/ Andrew M. Boas

ANDREW M. BOAS

/s/ Mark L. Claster

MARK L. CLASTER

/s/ Carol A. Boas

CAROL A. BOAS

KATHERINE BOAS TRUST OF 2001

	By:	/s/ Richard S. Boas

Name: Richard S. Boas
Title: Trustee

BENJAMIN W. BOAS GRANTOR 2006 TRUST

	By:	/s/ Richard S. Boas

Name: Richard S. Boas
Title: Trustee

ESTHER E. BOAS TRUST

By:	/s/ Richard S. Boas

Name: Richard S. Boas
Title: Trustee

HALLIE BOAS TRUST OF 2007

By:	/s/ Andrew M. Boas

Name: Andrew M. Boas
Title: Trustee

REBECCA BOAS TRUST OF 2008

By:	/s/ Andrew M. Boas

Name: Andrew M. Boas
Title: Trustee

JESSIE RACHEL BOAS TRUST OF 2008

By:	/s/ Andrew M. Boas

Name: Andrew M. Boas
Title: Trustee

SAMUEL ROBERT BOAS TRUST OF 2008

By:	/s/ Andrew M. Boas

Name: Andrew M. Boas
Title: Trustee

DANIEL C. CLASTER GRANTOR TRUST
By:	/s/ Mark L. Claster

Name: Mark L. Claster
Title: Trustee

MATTHEW L. CLASTER TRUST 2008

By:	/s/ Mark L. Claster

Name: Mark L. Claster
Title: Trustee

BARI CLASTER TRUST

By:	/s/ Mark L. Claster
Name: Mark L. Claster
Title: Trustee

/s/ Carolyn G. Marks

CAROLYN G. MARKS

/s/ Linda Katz

LINDA KATZ

/s/ Constance A. Marks

CONSTANCE A. MARKS

/s/ Nancy A. Marks

NANCY A. MARKS